As filed with the Securities and Exchange Commission on October 2, 2014

Registration No. 333-198724

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

FRESHPET, INC.

(Exact name of registrant as specified in its charter)

Delaware	2047	20-1884894
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

400 Plaza Drive, 1st Floor

Secaucus, New Jersey 07094

(201) 520-4000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Richard Kassar

Chief Financial Officer

400 Plaza Drive, 1st Floor

Secaucus, New Jersey 07094

(201) 520-4000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Christian O. Nagler, Esq. Andrew M. Herman, Esq. Kirkland & Ellis LLP 601 Lexington Avenue New York, New York 10022 (212) 446-4800	Marc D. Jaffe, Esq. Senet S. Bischoff, Esq. Latham & Watkins LLP 885 Third Avenue New York, New York 10022 (212) 906-1200

Approximate date of commencement of proposed sale to the public:

As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(3)
Common Stock, $0.001 par value per share	$100,000,000	$12,880

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(2)	Includes the offering price of any additional shares of common stock that the underwriters have the option to purchase.
(3)	The Registrant previously paid $12,880 of the Registration Fee in connection with the initial filing of its Registration Statement on September 12, 2014.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

This Amendment No. 1 to the Registration Statement on Form S-1 of Freshpet, Inc. is being filed solely for the purpose of filing Exhibits 5.1, 10.5, 23.2, 99.1, 99.2, 99.3 and 99.4 hereto. No changes have been made to Part I of the Registration Statement. Accordingly, Part I has been omitted from this amendment.

PART II—INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth all costs and expenses, other than the underwriting discounts payable by us, in connection with the offer and sale of the common stock being registered. All amounts shown are estimates except for the Securities and Exchange Commission (“SEC”) registration fee and the Financial Industry Regulatory Authority, Inc. (“FINRA”) filing fee.

Amount
SEC registration fee	$19,488
FINRA filing fee	25,657
Nasdaq Listing fee	150,000
Printing expenses	300,000
Accounting fees and expenses	550,000
Legal fees and expenses	1,000,000
Transfer Agent and Registrar fees and expenses	6,000
Miscellaneous expenses	950,000

Total	$3,001,145

Item 14. Indemnification of Officers and Directors.

Section 102(b)(7) of the DGCL allows a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our Certificate of Incorporation will provide for this limitation of liability.

Section 145 of the DGCL (“Section 145”), provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

Our Certificate of Incorporation will provide that we must indemnify our directors and officers to the fullest extent authorized by the DGCL and must also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under this section or otherwise.

We intend to enter into indemnification agreements with each of our current directors and officers. These agreements will require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our Certificate of Incorporation, our Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

We maintain standard policies of insurance that provide coverage (1) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments that we may make to such directors and officers.

The proposed form of underwriting agreement to be filed as Exhibit 1.1 to this Registration Statement provides for indemnification to our directors and officers by the underwriters against certain liabilities.

Item 15. Recent Sales of Unregistered Securities

We sold 2,472,518 shares of Series C Preferred Stock to existing stockholders in the time period since January 1, 2011 in exchange for an aggregate of $17,550,974. In the time period since January 1, 2011, we issued to directors, officers, employees and contractors options to purchase an aggregate of 2,187,739 shares of common stock with exercise prices of $7.10 per share pursuant to the 2010 Plan. In the time period since January 1, 2011, upon the exercise of stock options, we have issued 7,952 shares of common stock to certain officers, directors, employees and contractors in exchange for an aggregate of $49,889. No underwriters were used in connection with the transactions. The sale of such securities was exempt from registration pursuant to Section 4(a)(2) of the Securities Act as transactions by an issuer not involving a public offering and/or Rule 506 promulgated under the Securities Act. All of the purchasers in these transactions represented to us in connection with their purchase that they were acquiring the shares for investment and not distribution, and that they could bear the risks of the investment and could hold the securities for an indefinite period of time. Such purchasers received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration or an available exemption from such registration. All of the foregoing securities are deemed restricted securities for the purposes of the Securities Act.

Item 16. Exhibits

(1)	Exhibits:

The exhibit index attached hereto is incorporated herein by reference.

(2)	Financial Statement Schedules:

No financial statement schedules are provided because the information called for is not required or is shown in the financial statements or the notes thereto.

Item 17. Undertakings

(a)	The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)	The undersigned Registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this registration statement as of the time it was declared effective.

(2)	For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Secaucus, State of New Jersey, on October 2, 2014.

FRESHPET, INC.

By:	/s/ Richard Kassar
Name: Richard Kassar Title: Chief Financial Officer

*  *  *  *

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on October 2, 2014 in the capacities indicated.

Signature	Title

* Richard Thompson	Chief Executive Officer and Director (Principal Executive Officer)

/s/ Richard Kassar Richard Kassar	Chief Financial Officer and Director (Principal Accounting and Financial Officer)

* Charles A. Norris	Director

* J. David Basto	Director

* Jonathan S. Marlow	Director

* Christopher Harned	Director

* Daryl Brewster	Director

* Brian McInerney	Director

* Steven Gilbert	Director

* Scott Morris	Director

* By	/s/ Richard Kassar
Richard Kassar
Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description

1.1*	Form of Underwriting Agreement

3.1**	Second Amended and Restated Certificate of Incorporation

3.2**	Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation

3.3**	Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation

3.4**	Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation

3.5**	Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation

3.6*	Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation

3.7**	Bylaws

3.8*	Form of Third Amended and Restated Certificate of Incorporation

3.9*	Form of Amended and Restated Bylaws

4.1**	Warrant Agreement, dated as of October 5, 2007, between the Company and City National Bank, a national banking association

5.1	Opinion of Kirkland & Ellis LLP

10.1**	Amended and Restated Credit Agreement, dated as of April 12, 2013, among the Company, the several banks and other lenders from time to time parties to thereto and OneWest Bank, FSB, as administrative agent for the lenders

10.2**	First Amendment to Amended and Restated Credit Agreement, dated as of May 7, 2013, among the Company, the several banks and other lenders from time to time parties thereto and OneWest Bank, FSB, as administrative agent for the lenders

10.3**	Second Amendment to Amended and Restated Credit Agreement, dated as of July 2, 2013, among the Company, the several banks and other lenders from time to time parties thereto and OneWest Bank, FSB, as administrative agent for the lenders

10.4**	Third Amendment to Amended and Restated Credit Agreement, dated as of September 30, 2013, among the Company, the several banks and other lenders from time to time parties thereto and OneWest Bank, FSB, as administrative agent for the lenders

10.5	Fourth Amendment to Amended and Restated Credit Agreement, dated as of May 28, 2014, among the Company, the several banks and other lenders from time to time parties thereto and OneWest Bank N.A.

10.6**	Amended and Restated Loan and Security Agreement, dated as of December 23, 2010, by and between the Company and City National Bank, a national banking association, as lender

10.7**	Amendment Number One to Amended and Restated Loan and Security Agreement, dated as of February 9, 2012, by and between the Company and City National Bank, a national banking association, as lender

10.8**	Amendment Number Two to Amended and Restated Loan and Security Agreement, dated as of May 2, 2012, by and between the Company and City National Bank, a national banking association, as lender

10.9**	Amendment Number Three to Amended and Restated Loan and Security Agreement, dated as of June 8, 2012, by and between the Company and City National Bank, a national banking association, as lender

10.10**	Amendment Number Four to Amended and Restated Loan and Security Agreement, dated as of May 3, 2013, by and between the Company and City National Bank, a national banking association, as lender

Exhibit No.	Description

10.11**	Amendment Number Five to Amended and Restated Loan and Security Agreement, dated as of March 14, 2014, by and between the Company and City National Bank, a national banking association, as lender

10.12**	Amendment Number Six to Amended and Restated Loan and Security Agreement, dated as of September 4, 2014, by and between the Company and City National Bank, a national banking association, as lender

10.13*	Form of Freshpet, Inc. 2014 Omnibus Incentive Plan

10.14*	Form of Restricted Stock Agreement Pursuant to the Freshpet, Inc. 2014 Omnibus Incentive Plan

10.15*	Form of Restricted Stock Unit Agreement Pursuant to the Freshpet, Inc. 2014 Omnibus Incentive Plan

10.16*	Form of Incentive Stock Option Agreement Pursuant to the Freshpet, Inc. 2014 Omnibus Incentive Plan

10.17*	Form of Nonqualified Stock Option Agreement Pursuant to the Freshpet, Inc. 2014 Omnibus Incentive Plan

10.18*	Form of Stock Appreciation Rights Agreement Pursuant to the Freshpet, Inc. 2014 Omnibus Incentive Plan

10.19*	Form of Freshpet, Inc. Non-Employee Director Compensation Policy

10.20**	Employment Agreement between Richard Thompson and Freshpet, Inc., dated as of December 23, 2010

10.21**	Employment Agreement between Scott Morris and Freshpet, Inc. dated as of October 25, 2006

10.22**	Amendment to Employment Agreement between Scott Morris and Freshpet, Inc. dated as of January 6, 2009

10.23**	Employment Agreement between Cathal Walsh and Freshpet, Inc. dated as of October 25, 2006

10.24**	Amendment to Employment Agreement between Cathal Walsh and Freshpet, Inc. dated as of January 6, 2009

10.25*	Form of Indemnification Agreement between Freshpet, Inc. and each of its directors and executive officers

10.26*	Form of Second Amended and Restated Stockholders Agreement

10.27**	Amended and Restated Fee and Reimbursement Agreement among Freshpet, Inc. and the other parties thereto dated as of April 15, 2013

10.28**	Amendment No. 1 to the Amended and Restated Fee and Reimbursement Agreement among Freshpet, Inc. and the other parties thereto dated as of October 9, 2013

10.29**	Amendment No. 2 to the Amended and Restated Fee and Reimbursement Agreement among Freshpet, Inc. and the other parties thereto dated as of April 7, 2014

10.30*	Distribution Agreement between Tyson Foods, Inc. and Freshpet, Inc. dated as of January 6, 2009

10.31*	Amendment to the Distribution Agreement between Tyson Foods, Inc. and Freshpet, Inc. dated as of August 8, 2014

Exhibit No.	Description

10.32*	$1.5 Million Stockholder Note

10.33*	Form of Selldown Agreement

21.1**	List of Subsidiaries

23.1**	Consent of KPMG LLP

23.2	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1)

24.1**	Power of Attorney (included on the signature page of this Registration Statement)

99.1	Consent of Lawrence S. Coben

99.2	Consent of Walter N. George

99.3	Consent of Robert C. King

99.4	Consent of Craig D. Steeneck

*	To be filed.
**	Previously filed.